Exhibit 99(a)

                   RIGHTCHOICE MANAGED CARE, INC. LETTERHEAD

For Further Information:
     Clara Kinner  (314) 923-6268
     Deb Wiethop  (314) 923-4767

COURT ADVISOR RECOMMENDS MISSOURI BLUE CROSS SETTLEMENT AGREEMENT
 NOT BE APPROVED IN ITS PRESENT FORM, BUT ASKS COURT TO WITHHOLD
                RULING, URGES FURTHER DISCUSSION


ST. LOUIS, February 10, 1999 -- Blue Cross and Blue Shield of Missouri, parent company of RightCHOICE Managed Care, Inc. (NYSE:RIT), today announced that a Special Master appointed by the Circuit Court of Cole County, Missouri, had recommended that the proposed Settlement Agreement among Blue Cross and Blue Shield of Missouri, RightCHOICE Managed Care, Inc., the Attorney General of Missouri and the Missouri Department of Insurance "not be approved in its present form." The Special Master recommended that the Circuit Court "withhold a ruling on the Settlement Agreement to give the parties and the amici curiae an opportunity to meet and confer, and engage in a good faith effort to address" concerns that were noted by the Special Master in a 47-page report.

     John A. O'Rourke, chairman, president and chief executive officer, said "Blue Cross and Blue Shield of Missouri and RightCHOICE are giving careful consideration to our options in light of the Special Master's report, including those options related to the future course of the litigation as well as the Special Master's suggestion that the parties meet and engage in further joint efforts to address the concerns noted in the report."

     The settlement agreement, finalized in September 1998, calls for Blue Cross and Blue Shield of Missouri to reorganize and be merged with RightCHOICE Managed Care and for the creation of what would be the state's largest health care foundation. The foundation would become the owner of approximately 80 percent of the stock of the new RightCHOICE, most of which it would liquidate over a period of time not to exceed five years under a
divestiture plan.   The proceeds would be used to meet the health
care needs of under- and un-insured Missourians. As a result of the reorganization, RightCHOICE or its subsidiaries would absorb the remaining assets and related liabilities of Blue Cross and Blue Shield of Missouri and would become a consolidated, fully for-profit company and the direct licensee for the Blue Cross and Blue Shield names and trademarks.

     While the Special Master stated that "there are many things to commend the Settlement Agreement for the Court's approval," he has "serious concerns" with its terms that prevent

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him from recommending approval.  Among the concerns he identifies in his report are:
  (1) Whether the public health foundation that would be created if the settlement were implemented would receive full value of the present assets of Blue Cross and Blue Shield of Missouri;
  (2) Whether a contemplated method of divestiture of the RightCHOICE shares to be held by the Foundation -- sale of the shares over time pursuant to a Voting Trust and Divestiture Agreement and Registration Rights Agreement-- would yield full value for the shares;
  (3) Whether the proposed provisions for governance of the Foundation are reasonable; and
  (4) Whether the provisions for the purposes of the Foundation are justified.

     The parties have 30 days within which to file in the Circuit
Court objections to the Report of the Special Master, at which time the Settlement Agreement would be before the circuit court for a ruling on whether the Settlement Agreement should be approved.

     The underlying litigation giving rise to the Settlement Agreement remains pending in the Supreme Court of Missouri on appeal from prior partial summary judgments in the case. The Supreme Court has stayed the briefing schedule before it and the parties are to report to it on the status of the settlement proceedings in the circuit court by February 15, 1999.

SAFE HARBOR STATEMENT
     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Estimates and other statements set forth herein that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the possibility that court approval of the final settlement agreement, referenced above, would not be obtained, or if obtained, could include conditions that are not acceptable to the parties; the possibility that all remaining contingencies and conditions to the parties' obligations to effect the proposed settlement transaction would not be met or otherwise satisfied; governmental and regulatory action or legislation; pending litigation; actions by the Blue Cross and Blue Shield Association relating to the license to use the Blue Cross and Blue Shield names, trademarks and service marks; market competition and consolidation; escalating health care costs; dependence on sales to individuals; recontracting efforts and potential of non-renewal of subscriber and provider agreements; voting control by the parent company; variability of operating results and stock price; and additional factors and other risks detailed in the company's Securities and Exchange Commission filings.
     RightCHOICE, the publicly held subsidiary of Blue Cross and Blue Shield of Missouri, is the state's largest provider of health care benefits. The company serves 2.1 million members in seven states in the Central United States through its underwritten and self-funded managed care plans, HealthLink network rental subsidiary and administrative services programs.

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